                                                                EXHIBIT 23(h)(3)

                          EXPENSE LIMITATION AGREEMENT


         This Agreement, dated as of July 28, 2000, is made and entered into by and between AXA Rosenberg Investment Management LLC (the "Adviser") and Barr Rosenberg Series Trust (the "Trust") on behalf of each series of the Trust listed on SCHEDULE A hereto (each a "Fund" and, collectively, the "Funds").

         WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company of the series type, and each Fund is a series of the Trust.

         WHEREAS, the Trust on behalf of each Fund and the Adviser have entered into Management Contracts dated, for each Fund, as set forth on SCHEDULE A (each a "Management Agreement"), pursuant to which the Adviser provides investment management services to each Fund for compensation based on the value of the average daily net assets of each Fund; and

         WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may normally be subject.

         NOW THEREFORE, the parties hereto agree as follows:

          1. EXPENSE LIMITATION AND WAIVER. Until further notice from the Adviser to the Trust and in any event through March 31, 2001, the Adviser agrees that, to the extent that ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser, but excluding nonrecurring account fees, extraordinary expenses, dividends on securities sold short, service fees and distribution and shareholder service fees (the "Fund Operating Expenses"), exceed the Expense Limit for each Fund as set forth on SCHEDULE A, such excess amount will be the liability of the Adviser.

          2. REIMBURSEMENT. If on any month during which the Management Agreement for a particular Fund is in effect, the estimated annualized Fund Operating Expenses of such Fund for that month are less than the Expense Limit for such Fund as set forth on SCHEDULE A, the Adviser shall be entitled to reimbursement by such Fund of the investment advisory fees waived or reduced and other payments remitted to such Fund pursuant to Section 1 hereof (the "Reimbursement Amount"), to the extent that such Fund's annualized Fund Operating Expenses plus the amount so reimbursed equals, for such month, the Expense Limit for such Fund as set forth in SCHEDULE A, PROVIDED that such reimbursement may be paid, in each case, only during the fiscal year in which the waiver, reduction or other payment was made or during the following two fiscal years, and FURTHER PROVIDED that such amount paid to the Adviser, together with all other amounts reimbursed to the Adviser pursuant to this agreement during the fiscal year in which such amount is paid, will in no event exceed the total Reimbursement Amount.

          3. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of the Trust's fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a particular Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Expense Limit for such Fund as set forth on SCHEDULE A.

          4. TERM AND TERMINATION. This Agreement will automatically terminate with respect to a particular Fund upon termination of the Management Agreement between such Fund and the Adviser. This Agreement may be terminated by the Trust or, after March 31, 2001, by the Adviser, without payment of any penalty upon sixty
               (60) days' prior written notice to the other party at its principal place of business. After March 31, 2001, the Adviser may, by sixty (60) days' prior written notice to the Trust, change, with respect to one or more Funds, the Expense Limit set forth on SCHEDULE A.

          5. CAPTIONS. The captions in this Agreement are included for convenience of reference and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          6. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Funds.

          7. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of a Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

          8. AMENDMENT. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

         A copy of the Agreement and Declaration of Trust of the Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.



BARR ROSENBERG SERIES TRUST,             AXA Rosenberg Investment Management LLC

On behalf of its AXA Rosenberg U.S.
Small Capitalization Fund, AXA
Rosenberg International Small
Capitalization Fund, AXA Rosenberg
Japan Fund, AXA Rosenberg Value
Market Neutral Fund, AXA Rosenberg
Double Alpha Market Fund, AXA
Rosenberg Select Sectors Market
Neutral Fund, AXA Rosenberg
Enhanced 500 Fund, AXA Rosenberg
International Equity Fund And AXA

Rosenberg Multi-Strategy Market Neutral Fund

BY:     RICHARD L. SAALFELD                By:    KENNETH REID
       ------------------------------          ------------------------------
Name:   Richard L. Saalfeld                Name:  Kenneth Reid
       ------------------------------          ------------------------------
Title:  President                          Title: Chief Executive Officer
       ------------------------------          ------------------------------

                                                                    SCHEDULE A

                               DATE OF MANAGEMENT
                                    CONTRACT

                                                         EXPENSE LIMIT
AXA ROSENBERG U.S. SMALL
 CAPITALIZATION FUND                                          1.15%

AXA ROSENBERG INTERNATIONAL
SMALL CAPITALIZATION FUND                                     1.50%

AXA ROSENBERG JAPAN FUND                                      1.50%

AXA ROSENBERG VALUE MARKET
NEUTRAL FUND                                                  1.75%

AXA ROSENBERG DOUBLE
ALPHA MARKET FUND                                             0.35%

AXA ROSENBERG SELECT SECTORS
MARKET NEUTRAL FUND                                           1.25%

AXA ROSENBERG ENHANCED
500 FUND                                                      0.75%

AXA ROSENBERG INTERNATIONAL
EQUITY FUND                                                   1.35%

AXA ROSENBERG MULTI-STRATEGY                              1.50% UNTIL FUND GOES
MARKET NEUTRAL FUND                                       GLOBAL THEN 2.00%